UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): May 27, 2011
Delta Apparel, Inc.
(Exact name of registrant as specified in its charter)
Georgia
(State or Other Jurisdiction
 of Incorporation)

1-15583	58-2508794
(Commission File Number)	(IRS Employer Identification No.)

322 South Main Street, Greenville, South Carolina (Address of principal executive offices)	29601 (Zip Code)
(864) 232-5200
(Registrant’s Telephone Number
Including Area Code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On May 27, 2011, Delta Apparel, Inc. (the “Company”) entered into a Fourth Amended and Restated Loan and Security Agreement (the “Amended Loan Agreement”) with certain of its subsidiaries, the financial institutions named in the Amended Loan Agreement as Lenders, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Wells Fargo Capital Finance, LLC, as Sole Lead Arranger, and Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunners. The Company’s domestic subsidiaries, M.J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, Art Gun, LLC, and TCX, LLC (together with the Company, the “Companies”), are co-borrowers under the Amended Loan Agreement.
The Amended Loan Agreement allows the Company to borrow up to $145 million (subject to borrowing base limitations), including a maximum of $25 million in letters of credit. Subject to certain conditions, the Company has the option to increase the maximum borrowings under the credit facility to up to $200 million. The credit facility matures on May 26, 2016. In connection with the Amended Loan Agreement, Israel Discount Bank of New York was removed from the syndicate of lenders under the credit facility, and Bank of America, N.A. was added to the syndicate of lenders.
The credit facility is secured by a first-priority lien on substantially all of the real and personal property of the Companies. All loans bear interest at rates, at the Company’s option, based on either (a) an adjusted LIBOR rate plus an applicable margin or (b) a base rate plus an applicable margin, with the base rate equal to the greatest of (i) the federal funds rate plus 0.5%, (ii) the LIBOR rate plus 1.0%, or (iii) the prime rate announced by Wells Fargo, National Association. Proceeds of the loans under the Amended Loan Agreement may be used for permitted acquisitions (as defined in the Amended Loan Agreement), general operating, working capital, other corporate purposes, and to finance fees and expenses under the credit facility.
The credit facility includes customary conditions to funding, representations and warranties, covenants, and events of default. The covenants include, among other things, limitations on asset sales, consolidations, mergers, liens, indebtedness, loans, investments, guaranties, acquisitions, dividends, stock repurchases, and transactions with the Company’s affiliates. The Company is allowed to make cash dividends and stock repurchases if (i) as of the date of the payment or repurchase and after giving effect to the payment or repurchase, the Company has availability on that date of not less than $15 million and average availability for the 30 day period immediately preceding that date of not less than $15 million; and (ii) the aggregate amount of dividends and stock repurchases after May 27, 2011 does not exceed $19 million plus 50% of the Company’s cumulative Net Income (as defined in the Amended Loan Agreement) from the first day of the Company’s 2012 fiscal year to the date of determination.
The credit facility includes the financial covenant that if the amount of availability falls below an amount equal to 12.5% of the lesser of the borrowing base or $145 million, the Company’s Fixed Charge Coverage Ratio (as defined in the Amended Loan Agreement) for the preceding 12 month period must not be less than 1.1 to 1.0.
The foregoing description is qualified in its entirety by the Amended Loan Agreement, which is filed as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 is incorporated herein by reference.
Item 3.03. Material Modification to Rights of Security Holders.
The Amended Loan Agreement contains covenants restricting dividends and stock repurchases and other restrictive covenants. The information set forth above under Item 1.01 is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits
10.1	Fourth Amended and Restated Loan and Security Agreement, dated May 27, 2011, among Delta Apparel, Inc., M.J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, Art Gun, LLC, and TCX, LLC, the financial institutions named therein as Lenders, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Wells Fargo Capital Finance, LLC, as Sole Lead Arranger, and Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunners.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA APPAREL, INC.

Date: June 3, 2011	/s/ Deborah H. Merrill Deborah H. Merrill
Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Fourth Amended and Restated Loan and Security Agreement, dated May 27, 2011, among Delta Apparel, Inc., M.J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, Art Gun, LLC, and TCX, LLC, the financial institutions named therein as Lenders, Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Wells Fargo Capital Finance, LLC, as Sole Lead Arranger, and Wells Fargo Capital Finance, LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Joint Bookrunners.